Exhibit 99.1

BROCADE CONTACTS
Public Relations John Noh Tel: 408-333-5108 jnoh@brocade.com	Investor Relations Robert Eggers Tel: 408-333-8797 reggers@brocade.com

Brocade Announces Plans to Offer $300 Million in Senior Notes

SAN JOSE, Calif., January 16, 2013 — Brocade® (NASDAQ: BRCD) announced today that it intends to offer, subject to market and other conditions, up to $300 million in aggregate principal amount of senior notes due 2023. The notes will be offered in a private placement to “qualified institutional buyers” in the United States as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes will be senior obligations of the company and will be guaranteed by certain of the company’s domestic subsidiaries.

Brocade intends to use the net proceeds of the offering, together with cash on hand, to redeem all of Brocade’s outstanding 6.625% senior secured notes due 2018, including the payment of accrued and unpaid interest on the 2018 notes to but excluding the date of redemption and the applicable “make-whole” premium and expenses associated with the redemption.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any offer, solicitation or sale of the securities in any state where such offer, solicitation or sale would be unlawful. Any offers of the securities will be made only by means of a confidential offering memorandum. The securities have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Brocade

Brocade (NASDAQ: BRCD) networking solutions help the world’s leading organizations transition smoothly to a world where applications and information reside anywhere. (www.brocade.com)

ADX, Brocade, Brocade Assurance, Brocade One, the B-wing symbol, DCX, Fabric OS, ICX, MLX, MyBrocade, SAN Health, VCS, and VDX are registered trademarks, and AnyIO, HyperEdge, NET Health, OpenScript, and The Effortless Network are trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries. Other brands, products, or service names mentioned may be trademarks of their respective owners.

© 2013 Brocade Communications Systems, Inc. All Rights Reserved.

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